Exhibit 10.32

Starry, Inc. 38 Chauncy Street Suite 200 Boston, MA 02111

September 3, 2020

Via Hand Delivery - Personal and Confidential

Gregg Bien

3688 Waples Court

Oakton, VA 22124

Dear Gregg,

As discussed, your employment with Starry, Inc. (“Starry” or the “Company”) shall terminate effective September 21, 2020. This letter (the “Agreement”) summarizes the terms of your separation from employment and establishes an amicable arrangement under which you release the Company from any and all claims, and, in return, you receive severance pay and other benefits.

1. Final Payments; Benefits Cessation:

(a) Final Payments: Your employment from the Company will terminate on September 21, 2020 (the “Separation Date”). As of the Separation Date, your salary will cease and you no longer will be entitled to the payment of base salary, bonus, commission, or any other form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to you all earned but unpaid base salary up to and through the Separation Date. In addition, the Company will reimburse you for all pre-approved and appropriately documented business expenses in accordance with Company policy, provided that you submit all documentation of any such expenses within 10 days of the Separation Date and in accordance with applicable Company policy. You will receive these payments regardless of whether you execute this Agreement.

(b) Benefits Cessation: As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law, as otherwise described below, or unless such benefits already have terminated in accordance with the applicable plan terms and conditions. You will receive under separate cover benefit continuation information pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended.

(c) Equity: Any vested equity grants shall be governed by the applicable agreement between you and the Company and the Company’s Stock Plan.

2. Consideration: In exchange for, and in consideration of your executing and complying with this Agreement and any other agreement with Starry that survives the termination of your employment and conditioned upon your continued professionalism in transitioning your duties in a timely and satisfactory manner, the Company will provide you with the following after the Effective Date (as defined in Section 11 below):

Gregg Bien

September 2, 2020

(a) Severance Payments: The Company will pay you a lump sum payment of $75,000.00, minus all applicable state and federal taxes and other withholdings. This payment will be made to you on the first regularly scheduled payday that is on or after 30 days following the Effective Date as defined in Section 12, below. Neither the Company nor you shall have the right to accelerate or defer the delivery of such payment or any benefits provided hereunder except to the extent specifically permitted or required by Section 409A of the Internal Revenue Code, as amended.

(b) Payment of COBRA Premiums: Subject to the terms and conditions provided for in COBRA, and provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures and if you properly execute this Agreement, the Company will pay full COBRA premium until December 31, 2020 or such earlier time as you (i) obtain alternate medical insurance or (ii) become ineligible for COBRA benefits. You will be responsible for your COBRA premiums after December 31, 2020.

(c) Acknowledgement of Consideration to Support Agreement: You expressly acknowledge and agree that the payments and benefits provided to you under this Section 2 are benefits to which you are not otherwise entitled to receive and are being given to you solely in exchange for your promise to be bound by the terms of this Agreement.

3. Taxes: All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such obligations.

4. General Release of Claims; Accord and Satisfaction:

(a) General Release: You hereby agree that by signing this Agreement and accepting the payments to be provided to you, and other good and valuable consideration provided for in this Agreement, the receipt of which you hereby acknowledge, you, for yourself and on behalf of your representatives, agents, estate, heirs, successors and assigns (“You”), hereby release and waive your right to assert any form of legal claim against the Released Parties (defined in Section 4(e) below) whatsoever for any alleged action, inaction or circumstance, whether existing or contingent, known or unknown, suspected or unsuspected, existing or arising from the beginning of time through the Effective Date.

What this general release covers: Your waiver and release herein is intended to bar any form of legal claim, cause of action, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Gregg Bien

September 2, 2020

Without limiting the foregoing general waiver and release, You specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i) Claims under any federal, state or local statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination (including discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, age, gender identity, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, retaliation or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.), as well as the specific state statutes noted in Exhibit A;

(ii) Claims under any federal, state or local statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as well as the specific state statutes noted in Exhibit A;

(iii) Claims under any federal or state common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

(iv) Claims under any federal, state or local statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002, any similar federal, state or local statute, as well as the specific state statutes noted in Exhibit A;

(v) Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement; or

Gregg Bien

September 2, 2020

(vi) Any other Claim arising under other federal, state or local law.

(b) Interpretation; Collective/Class Action Waiver: The foregoing release-of-claims provision set forth in Section 4(a) shall be given the broadest possible interpretation permitted by law. The enumeration of specific claims therein shall not be interpreted to exclude any other claims not specifically enumerated therein. With respect to any claim released under this Agreement or any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Starry or any of the Release Parties is a party.

(c) Exclusions from General Release: You and the Company acknowledge and agree that this Release Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”), the Securities and Exchange Commission (“SEC”), the Department of Justice “DOJ”), the National Labor Relations Board (“NLRB”) or any similar federal or state agency to enforce applicable laws, and further acknowledge and agree that this Release Agreement shall not be used to justify interfering with your protected right to file a charge, make disclosures or participate in an investigation or proceedings conducted by the EEOC, SEC, DOJ, NLRB or similar federal or state agency. Accordingly, nothing in this Release Agreement shall preclude you from filing a charge with, making a protected disclosure to or participating in any manner in an investigation, hearing or proceeding conducted by the EEOC, SEC, DOJ, NLRB or similar federal or state agency, but, to the fullest extent permissible under applicable law, you hereby waive any and all rights to recover any damages under, or by virtue of, any such investigation, hearing or proceeding. Nothing in this Release Agreement shall affect or be used to interfere with your protected right to contest in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under the ADEA set forth in this Release Agreement. Any right or claim that cannot be waived as a matter of law and your right to enforce this Agreement also are excluded from the release of claims set forth in Section 4(a). As such, you are not releasing your right to enforce the terms of this Agreement, your rights under the Company’s 401(k) plan, your right to apply for unemployment compensation, and/or or your right to challenge the validity or enforceability of your waiver of ADEA rights pursuant to this Agreement.

(d) Accord and Satisfaction: The payments in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, notice pay, bonuses, commissions or other incentive compensation, severance pay, all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

(e) Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: Starry; (ii) all of Starry’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of Starry’s successors and/or assigns; (iv) all of Starry’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, insurers and reinsurers), and legal representatives (all both individually, in their capacity acting on Starry’s behalf and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

Gregg Bien

September 2, 2020

5. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims related to age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are advised to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement, that you have at least 21 days within which to consider the terms of this Agreement, and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

(d) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

(e) you may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

6. Covenant Not to Sue: A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release of claims in Sections 4(a) and 5(a) above. Besides waiving and releasing the claims covered by Sections 4(a) and 5(a), you further agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a) and 5(a). You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of your right to pursue a state unemployment claim. Notwithstanding this Covenant Not To Sue, you may bring a claim to enforce the terms of this Agreement, to pursue state unemployment benefits, or to challenge the validity of the ADEA waiver described in Section 5. Except as set forth in Section 4(c) or as permitted pursuant to this Section 6, in the event that you institute any other action, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal. Notwithstanding the foregoing, should you bring an action to challenge the validity of the release and waiver of ADEA claims described in Section 5, the Company acknowledges that it will not be entitled to recover costs and expenses (including attorneys’ fees) incurred in defense of the validity of the release and waiver of ADEA claims.

Gregg Bien

September 2, 2020

7. Company Files, Documents and Other Property: You agree to return to the Company within seven days of the Separation Date, all Company property and materials (copies and originals), including but not limited to, all hardware, personal computers, laptops, CDs/DVDs, intangible information stored on CDs/DVDs, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, smart phones, charge/credit cards, identification cards, building keys and passes, manuals, names and addresses of all Company customers, partners, and potential customers and partners, customer lists, customer files, customer contracts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”). You agree that if you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return. In addition, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date.

8. No Liability or Wrongdoing: You understand and agree that this Agreement constitutes a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

9. Future Conduct:

(a) Existing Agreements: You confirm the existence and continued validity of the Employee Confidentiality and IP Assignment Agreement, which you signed in connection with your employment with the Company (the “Nondisclosure Agreement”). You agree that your obligations under the Nondisclosure Agreement expressly survive the cessation of your employment. If you fail to abide by your obligations under the Nondisclosure Agreement, the Company immediately may terminate all severance benefits in Section 2, or seek repayment of such amounts, in addition to seeking all other legal and equitable relief. For your reference, a copy of your Nondisclosure Agreement is enclosed with this letter.

(b) Non-disparagement: You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees. The Company agrees not to, and agrees to use its reasonable best efforts to cause its directors and officers not to, take any action or make any statement, written or oral, which disparages or criticizes you, including actions that harm your reputation with prospective clients, employers, business partners or the public.

Gregg Bien

September 2, 2020

(c) Confidentiality of this Agreement: You shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to this Agreement. Except as required pursuant to legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

(d) Advance Notice: Should you be called to testify about the terms of this Agreement and/or the Company’s confidential, proprietary and/or trade secret information, you agree to join the Company in seeking a confidentiality or protective order in the form sought by the Company. You agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your Nondisclosure Agreement), or the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties. Please direct such notice to the Company’s Senior Vice President and General Counsel, William Lundregan. You shall provide such reasonable notice in writing at least ten business days before compliance with any subpoena or order, but if the subpoena or order requires compliance within less than ten business days, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential, proprietary and/or trade secret information.

(e) Required Disclosure: You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

(f) Breach; Remedies: If you breach this Agreement or the Nondisclosure Agreement, you agree that (i) the Company shall be relieved of its obligations to make the payments under Section 2, (ii) if such payment or payments already have been made, you agree to repay them to the Company, and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement, to the extent such recovery is not prohibited by law. Such an action by the Company shall not affect the release provisions herein. This remedy shall be, in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company.

Gregg Bien

September 2, 2020

10. Representations and Governing Law:

(a) Integration: This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, express or implied, except for the Nondisclosure Agreement and any written equity-related agreement, which remain in full force and effect in accordance with their terms. This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(b) Governing Law and Choice of Venue; Waiver of Jury Trial: This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such Commonwealth. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such Commonwealth, and you hereby submit to the jurisdiction and venue of any such court. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment: You shall not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law: You represent that:

(i) you have not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by you as an employee or resulting from your exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

Gregg Bien

September 2, 2020

(ii) the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iii) you have no known workplace injuries or occupational diseases, have not sustained any disabling injury and/or occupational disease that have resulted in a loss of wage earning capacity during your employment, and have no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, your employment or separation from employment.

11. Review Period; Effective Date: As set forth in Section 5, you will have the opportunity to review and consider this Agreement for up to twenty-one (21) days before signing it. In addition, you have the right to revoke your execution of this Agreement at any time during the seven (7) days immediately following the date on which you sign it. For such a revocation to be effective, it must be delivered so that the undersigned person receives it in-hand or via fax at the number below at or before the expiration of the seven (7) day revocation period. This Agreement shall become effective on the first day following the expiration of the seven (7) day revocation period (the “Effective Date”). Because this Agreement includes a waiver and release of your rights, the Company advises you to consult with an attorney prior to executing it.

If you wish to accept this Agreement, please sign and date the Agreement below and return it to my attention by E-Mail at ck@starry.com. Also, please forward the original, signed document to my attention at Starry, Inc., 38 Chauncy Street, Suite 200, Boston, MA 02111 within the time period described above. If you do not return a signed Agreement prior to the expiration of the 21-day review period, i.e., on or before September 24, 2020, then this offer of severance shall expire.

We wish you every success for the future.

Very truly yours,

/s/ Chaitanya Kanojia
Starry, Inc.
Chaitanya Kanojia
President
Enclosures

Gregg Bien

September 2, 2020

PLEASE REVIEW CAREFULLY

YOUR EMPLOYMENT BY THE COMPANY WILL BE TERMINATING. SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF YOU DO NOT ACCEPT THIS AGREEMENT, YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS AS SET FORTH IN SECTION 2.

THIS AGREEMENT CONTAINS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT BEFORE SIGNING IT.

PLEASE NOTE THAT THE RELEASE AND WAIVER OF CLAIMS IN SECTIONS 4 AND 5 DO NOT EXTEND TO RIGHTS OR CLAIMS THAT ARISE AFTER THE DATE THE WAIVER IS EXECUTED.

*****

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS AND ARE VOLUNTARILY EXECUTING THE SAME.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ Gregg Bien	Date: September 3, 2020
Gregg Bien

I agree and certify that this digital signature is an authorized and legally binding signature as though it was signed under seal.

Gregg Bien

September 2, 2020

As referenced in Section 4, the General Release of Claims broadly applies to all state statutes generally relating to the claims identified and/or referenced in Section 4, which includes (without limitation) the following state statutes:

Massachusetts: any Massachusetts state or local laws, administrative rules or regulations respecting employment, including but not limited to, the Massachusetts Wage Payment Act (M.G.L. c. 149, § 148), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Parental Leave Act (M.G.L. c. 149, § 105D), the Massachusetts Small Necessities Leave Act (M.G.L. c. 149, § 52D), the Massachusetts Earned Sick Time Law (M.G.L. c. 149, § 148C), the Massachusetts Domestic Violence Leave Act (M.G.L. c. 149, § 59E), the Massachusetts Civil Rights Act (M.G.L. c. 12, § 11H et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93, § 102 et seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A et seq.), the Massachusetts Law Against Sexual Harassment (M.G.L. c. 214, § 1C et seq.), and the Massachusetts Law Against Retaliation (M.G.L. c. 19C, § 11. et seq.), all as amended.

Virginia: any Virginia state or local laws, administrative rules or regulations respecting employment, including but not limited to, the Virginia Payment of Wage Law (VA Code Ann., § 40.1-29, et seq.), Virginia Minimum Wage Act (VA Code Ann., §§ 40.1-28.8 - 40.1-28.12), Virginia Right-to-Work Law (VA Code Ann., § 40.1-58 - 40.1-69), Virginia Prevention of Employment Law (VA Code Ann., § 40.1-27), Virginia Equal Pay Law (VA Code Ann., § 40.1-28.6); Virginia Human Rights Act (VA Code Ann., § 2.2-3900, et seq.) and the Virginians with Disabilities Act (VA Code Ann. § 51.5-41, et seq.), all as amended.

Please note that General Release of Claims specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act, Massachusetts Minimum Fair Wages Act, and all other applicable state minimum wage and wage payment laws (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts.

IMPORTANT NOTE: This list is not intended to an exhaustive list of all states covered by the General Release and/or all statutes in the above referenced states, to which the General Release applies.